EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is executed in Tulsa, Oklahoma to be effective as of the 29th day of April, 2007, by 3DIcon Corporation, an Oklahoma corporation, (“3DIcon”), with its principal place of business located in Tulsa, Oklahoma, and Vivek Bhaman, a resident of California (“Employee”).

WHEREAS, 3DIcon and Employee desire to enter an employment relationship on the terms and conditions as set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained, and subject to the conditions set forth herein, 3DIcon and Employee hereby agree, subject to the terms and conditions of this Agreement, as follows:

1. Employment; Offices; Reports and Duties. Effective upon the Commencement Date, 3DIcon shall employ Employee in the capacity of President and Chief Operating Officer (“COO”) of 3DIcon and Employee hereby accepts such employment, on the terms and conditions hereinafter set forth and such as may from time to time be established by 3DIcon’s Board of Directors (the “Board”). Employee shall report to and be supervised by the Board and 3DIcon’s Chief Executive Officer (“CEO”). In his capacity as President and COO, Employee agrees to perform the duties consistent with such offices, as may be assigned to him from time to time by the Board or CEO. Employee agrees to perform his duties to the best of his abilities and to devote his full business time, attention, skill, and energy to the performance of his duties and to the promotion of the success of 3DIcon. Employee shall have the authority delegated to him by the Board. During the Term (as defined below), Employee shall not engage in any other outside business activities or serve as a director of any other corporation, entity or enterprise, except as set forth on the attached Schedule “A” or as agreed in writing by the Board. While the headquarters of 3DIcon will be in Tulsa, Employee will be based in a 3DIcon office in the Los Angeles, CA area..

2. Compensation. As compensation for the services to be rendered by Employee to 3DIcon pursuant to this Agreement, Employee shall receive the following compensation and other benefits:

(a) Salary. 3DIcon shall pay Employee an annual salary of $250,000.00, earned and payable in twenty-four equal semi-monthly installments in arrears. Employee’s salary will be reviewed annually.

(b) Bonus. Employee will be eligible to receive an annual cash bonus based on the achievement of certain performance parameters set by the Board for Employee and 3DIcon. The terms and conditions of such bonus program (including the specific goals and other criteria to be achieved) will be determined by the Board. For calendar year 2007, Employee shall be entitled to a bonus, payable on or before March 15, 2008, in an amount equal to twenty-five percent (25%) of the salary set in Section 2(a) of this Agreement, in the event the following two conditions are met: (i) 3DIcon books revenue, as defined by GAAP, of $500,000 for calendar year 2007; and (ii) Employee is an employee of 3DIcon on the date the bonus is paid. For calendar years after 2007, the Board will determine whether a bonus will be granted and will set the bonus percentage and eligibility criteria.

(c) Stock Options. Employee is hereby granted options to purchase shares of 3DIcon’s restricted common stock, which options shall vest and be fully exercisable on the dates and at the exercise prices set forth below, provided Employee is at the time of vesting an employee of 3DIcon:

On the Commencement Date:	100,000 shares @ $.80/share;
On May 1, 2008:	200,000 shares @ $1.00/share; and
On May 1, 2009:	200,000 shares @ $1.50/share.

The Option Agreement which Employee and 3DIcon shall execute in respect to this grant shall be submitted to Employee within two weeks following the Commencement date and shall be mutually acceptable to Employee and 3DIcon.

Employee acknowledges that: apart from the fact that each of the exercise prices indicated is greater than the trading value of the common stock of 3DIcon on the date hereof, the grants of these options by 3DIcon do not represent a particular present or future value or percentage of the current or future outstanding shares of 3DIcon; and that 3DIcon is not in any manner restricted by this Employment Agreement from issuing more shares of its common stock, or other securities related thereto, from increasing the number of shares it is authorized to issue in a particular class of stock, or from increasing the number of classes of stock 3DIcon may issue.

Employee further acknowledges and represents to 3DIcon that Employee may never receive the options with grant dates after the Commencement Date; that Employee is an accredited investor under federal and state securities laws; that these options and the shares which may be purchased thereunder have not been registered with the Securities and Exchange Commission or any other agency or department of the United States’ Government or any state government; and that the shares purchased under the referenced options will be subject to restrictions on transfer, and will contain a restrictive legend to such effect.

(d) Benefits. Employee shall be eligible to participate, to the extent he may be eligible, in any group medical and hospitalization insurance, disability insurance, profit sharing, retirement, life insurance, and each other employee benefit plan or program maintained or later instituted by 3DIcon. Employee acknowledges that: (i) participation in 3DIcon benefit programs and plans may require payroll deductions and contributions from Employee; and (ii) such benefit programs and plans are subject to amendment and termination at the discretion of 3DIcon.

(e) Withholdings. All compensation payments to Employee shall be made subject to normal deductions therefrom, including federal and state social security and withholding taxes.

3. Expenses. 3DIcon shall promptly reimburse Employee for his actual out-of-pocket expenses incurred in carrying out his duties hereunder in the conduct of 3DIcon’s business, which expenses shall be limited to ordinary and customary items and which shall be supported by vouchers, receipts or similar documentation submitted in accordance with 3DIcon’s expense reimburse policy and as required by law. Until a formal written policy regarding reimbursement of business expenses is adopted, such expenses must be approved in writing in advance by the CEO in order to be reimbursable to Employee.

4. Personal Time Off. During each calendar year of employment, Employee shall be entitled to twenty business days, in the aggregate, for vacation, sick leave and personal time off (collectively, “PTO”). Such PTO shall be deemed earned and usable on the first day of employment during the calendar year. PTO for calendar year 2007 shall be prorated from the Commencement Date. Employee shall be entitled to carry over up to one-half his unused PTO from any calendar year to the next calendar year; provided, that Employee shall not be paid for any PTO which has not been used as of the date of his voluntary or involuntary separation from employment for any reason.

5. Special Material Covenants and Representations of Employee. Each of the following covenants and representations of Employee: (i) is true on the date this Agreement is entered and throughout the employment term; (ii) constitutes a distinct, material inducement to 3DIcon to employ Employee; and (ii) is binding and enforceable on Employee despite any allegation by Employee that 3DIcon has failed to meet any of its obligations hereunder:

(a) Non-Use and Non-Disclosure of Confidential Information. Employee acknowledges that, as a result of his employment by 3DIcon, he will be learning, making use of, and adding to, 3DIcon’s Confidential Information (as defined below). Except as required in the performance of Employee’s duties under this Agreement or except in those instances in which Employee reasonably determines, in good faith, that use or disclosure of Confidential Information is in the best interests of 3DIcon, Employee will not use or disclose to third parties, directly or indirectly, any Confidential Information, either during his employment or after his termination of employment for any reason. In all instances when a disclosure by Employee of Confidential Information is contemplated, no such disclosure shall be made unless Employee obtains from the intended recipient of such information a Confidentiality Agreement in favor of 3DIcon. Notwithstanding the foregoing, Employee will be permitted to disclose any Confidential Information to the extent required by validly issued legal process or court order; provided, that not less than ten days before such disclosure is made, Employee shall notify 3DIcon in writing of the demand for disclosure.

As used herein, “Confidential Information” means information, including without limitation, any business plan, financial records, contracts, compilation, program, device, method, technique or process, technology, hardware, software, intellectual property, ideas, inventions, enhancements or derivatives of the intellectual property, ideas or inventions (whether or not patentable or patented, copyrightable or copyrighted, registrable as a tradename of registered as such) licenses, contracts, customer and vendor lists, regardless of how stored or communicated, that: (i) derives independent economic value, actual or potential, in part from not being generally known to, and not being readily ascertainable by proper means, by other persons who can obtain economic value from its disclosure or use; (ii) is the subject of a contractual obligation of 3DIcon to maintain its secrecy; (iii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy; (iv) is wholly or partly owned by, or is licensed to, or by, 3DIcon or its affiliates; or (v) is confidential, proprietary or competitively sensitive. For purposes of this Agreement, “Confidential Information” includes both information disclosed to Employee by 3DIcon or its affiliates and information developed by Employee in the course and as part of his employment with 3DIcon or any of its affiliates. The parties agree that as used herein, “Confidential Information” shall not include the following: (I) information that at the time of disclosure is in the public domain; (II) information that was in Employee’s possession at the time of disclosure and was not acquired, directly or indirectly, from 3DIcon or its affiliates; and (III) the information that corresponds in substance to information furnished to Employee by others as a matter of right without restriction on disclosure.

The types and categories of information that 3DIcon considers to be its Confidential Information include without limitation the following information that Employee knows or has reason to know that 3DIcon or its affiliates intends or expects the secrecy of such information to be maintained, and as to which 3DIcon or its affiliates has made reasonable efforts to maintain secrecy, including: (A) non-public information concerning or resulting from research and development work performed, sponsored or acquired by 3DIcon or its affiliates, including without limitation research and development work performed by the University of Oklahoma; (B) non-public information concerning 3DIcon’s and its affiliates’ management, financial condition, financial operations, charter activities, marketing activities, sales and marketing strategies, customer information, channels of distribution, pricing policies and strategies and business plans; and (C) non-public information acquired or compiled by 3DIcon or its affiliates concerning actual or potential customers and competitors.

3DIcon may also advise Employee from time to time of restrictions upon the use or disclosure of specified information that has been licensed or otherwise disclosed to 3DIcon by third parties pursuant to license or confidentiality or non-disclosure agreements that contain restrictions upon the use or disclosure of such information. Employee agrees to abide by the restrictions upon use or disclosure contained in such agreements to the extent such restrictions do not conflict with this Agreement.

(b) Employment will not Violate Employee’s Agreements.

(i)  Employee represents to 3DIcon that his employment with 3DIcon will not require the use of any confidential or proprietary information belonging to Employee or others or the violation of any confidential relationship with any third party or contravene any agreement, obligation or commitment to which Employee is or may be a party with any prior employer, principal, entity or person with respect to which Employee has provided services in the past or with which Employee otherwise has or had a relationship.

(ii) Employee represents to 3DIcon that neither Employee, nor any entity in which Employee owns or has owned an interest, is a party to any agreement by which Employee or said entity is bound not to compete with a third party or is prohibited from using information which Employee will be required to use in the course of his Employment with 3DIcon under this Agreement, or is or may be a party with any prior employer, principal, entity or person with respect to which Employee has provided services in the past or with which Employee otherwise has or had a relationship.

(c) Employee Indemnity. Employee hereby agrees to indemnify 3DIcon, its joint venturers, directors, officers, employees and agents against, and hold said persons harmless from, any and all losses, expenses, costs, fees (including attorneys’ fees), liabilities, claims, causes and judgments of any nature or amount arising from or related to the alleged violation of any of the covenants in this Sections 5(c) of this Agreement or based upon allegations which would make any of Employee’s representations to 3DIcon in said sections untrue.

(d) Nonsolicitation of Customers. During Employee’s employment hereunder and for a period of two years after Employee’s separation employment for any reason, voluntarily or involuntarily, , Employee shall not solicit 3DIcon’s or its affiliates’ customers for the purpose of diverting any business of 3DIcon or its affiliates to a competitor of 3DIcon or its affiliates or for the purpose of having such customer cease to conduct business or not renew business with 3DIcon or its affiliates. For purposes of this Section 5(d), “customer” shall mean those individuals or entities with whom or which 3DIcon or its affiliates or licensees had provided products, services or licenses, or been in negotiations for the provision of products, services or licenses, within the twelve (12) months preceding Employee’s separation from employment with 3DIcon.

(e) Nonsolicitation of Personnel. During Employee’s employment hereunder and for a period of two years after Employee’s separation employment for any reason, voluntarily or involuntarily, Employee shall not, directly or indirectly, solicit, employ or engage, or have any interest in or relationship with, any entity or person who solicits, employs or engages, any employee, consultant, independent contractor or agent of 3DIcon, any of its affiliates, any university or entity contracted by 3DIcon to perform research or product development, or any customer, as defined above, of 3DIcon for the purpose of competing with 3DIcon, offering services, products or licenses of the type offered by 3DIcon or which compete with those offered by 3DIcon at any time during said period.

6. Property of 3DIcon; Assignment of Employee’s Inventions . All Confidential Information, documents, encoded media, and other tangible items provided to Employee by 3DIcon, or its affiliates, or prepared, generated or created by Employee or others in the performance of Employee’s duties under this Agreement are and shall remain the property of 3DIcon, or its affiliates. Upon termination of Employee’s employment with 3DIcon, Employee will promptly deliver to 3DIcon all such Confidential Information, documents, media and other items in his possession, custody or control, including all complete or partial copies, recordings, abstracts, notes or reproductions of any kind made from or about such documents, media, items or information contained therein, regardless of how the same may be stored.

All intellectual property, ideas, inventions, enhancements or derivatives of the intellectual property, ideas or inventions of others (whether or not patentable or patented, copyrightable or copyrighted, registrable as a tradename of registered as such) developed by Employee (collectively, “Employee Inventions”) during his Employment and, to the extent an Employee Invention relates in any manner to the business conducted by 3DIcon during Employee’s employment under this Agreement, for a period of five years after Employee’s separation for any reason, voluntarily or involuntarily, from employment with 3DIcon, regardless of how stored, or where or when the same was developed, are the property of 3DIcon and, whether now existing of later created, are hereby assigned by Employee to 3DIcon.

Upon termination of Employee’s employment with 3DIcon, Employee will promptly deliver to 3DIcon all Confidential Information, Employee Inventions, documents, memory, media and other items in his possession, custody or control, including all complete or partial copies, recordings, abstracts, notes or reproductions of any kind made from or which relate in any manner to any Employee Invention, regardless of how the same may be stored.

Employee represents to 3DIcon that Employee does not presently directly or indirectly own or hold any right, title interest or claim in any patent, copyright, trade name or service mark, or pending application therefore, except as shown on the attached Schedule “B”. Employee does not now, and will not at any time, own nor make any claim of any right, title or interest in any: (i) Employee Invention; or (ii) any patent, copyright, trademark, service mark, trade name or other intellectual property held, generated or obtained by or for Employee or 3DIcon or any university, entity or person engaged by 3DIcon to perform research or any other service for 3DIcon; or (iii) licensed to or by 3DIcon; or (iv) used by 3DIcon or its affiliates in its business.

7. Term, Termination; Termination; Severance.

(a) Term. Employee’s employment under this Agreement shall commence on May 1, 2007 (the “Commencement Date”), and shall continue for a period of one year from the Commencement Date hereof, unless sooner terminated as provided herein (the “Initial Term”). Notwithstanding the foregoing, upon the stated expiration of the Initial Term, and each anniversary of such date, the Initial Term (and any extended Initial Term) will automatically extend for one-year periods unless either party hereto provides the other party with at least thirty days advance written notice of its decision not to extend the applicable Term (hereinafter, the Initial Term, together with any and all one-year extensions, will be referenced as the “Term”).

(b) Termination and Effect of Termination. The employment of Employee under this Agreement may be terminated prior to the stated expiration of the Term set forth in Section 7(a) above in accordance with the following provisions:

(i) Death.  Immediately, in the event of a termination of Employee’s employment due to the death of Employee, 3DIcon shall pay to Employee’s surviving spouse, or if none, to Employee’s estate or legal representative, in a lump-sum within ten days of the date of death, (A) any accrued but unpaid base salary provided for in Section 2(a) above hereof for services rendered through the date of death (B) any accrued but unpaid expenses required to be reimbursed under Section 3 above, (C) any unused PTO accrued under Section 4 above as of the date of death, and (D) any other amounts owing, but still unpaid, to Employee (for example, a bonus declared due and owing for a prior year). Employee’s surviving spouse, or if none, estate will also be provided with any accrued and vested benefits to which Employee may have be entitled, unless otherwise provided in any beneficiary designation made by Employee in regard to an employee benefit program or plan. (The payment amounts and accrued and vested benefits provided in this sub-clause (i) are the referenced herein as the “Accrued Obligations”).

(ii) Disability. Immediately or at a later date, in the event of Employee’s disability, upon thirty days advance written notice to Employee, and within ten (10) days of such termination of employment, Employee shall be paid the Accrued Obligations.

(iii) Voluntarily by Employee or 3DIcon without Cause. By Employee or by the Board of 3DIcon upon thirty days advance written notice to the other party, for no reason or for any reason other than “Cause.” In the event of a termination of Employee’s employment under this Section, 3DIcon shall, within ten days of the date of termination of employment, pay Employee in a lump-sum the Accrued Obligations.

(iv) By 3DIcon for Cause. Effective immediately, by the Board of 3DIcon for “Cause” at any time upon written notice to Employee. For purposes of this Agreement, “Cause” means: (I) the commission by Employee of gross misconduct or any fraud, malfeasance, theft or embezzlement against 3DIcon; (II) a material breach by Employee of any of his obligations under this Agreement or material violation by Employee of any rules or policies of 3DIcon; or (III) Employee’s commission of any felony (other than felonies relating solely to vehicle speeding incidents) or act involving moral turpitude. In the event of a termination of the Employee’s employment by 3DIcon with Cause, 3DIcon shall pay, in a lump-sum but subject to offset for amounts due or alleged to be due to 3DIcon, within ten days of the date of termination of the employment, the Accrued Obligations.

(v) By Employee with Good Reason. By Employee, upon written notice to 3DIcon within thirty (30) days following the occurrence of any of the following, which shall consitute “Good Reason.”. For purposes of this Agreement, “Good Reason” means: (I) any reduction by 3DIcon of Employee’s base salary without his consent; (II) 3DIcon’s material diminution of Employee’s title, or duties, or interference with his ability to carry out his duties; (III) 3DIcon’s assignment to the Employee of duties that are inconsistent with the duties stated in this Agreement; (IV) a breach by 3DIcon of any material provision of this Agreement, provided that in all such cases; or (V) a “change of control”, defined for purposes of this Agreement as any of the following: (aa) the sale, lease or other disposition of all of substantially all of the assets of 3DIcon, other than in the ordinary course of business; (bb) an acquisition of DIcon by an entity not owned or controlled the management of 3DIcon, whether by consolidation, merger or other reorganization (with the exception of a merger or consolidation effected solely to change the domicile of 3DIcon), whereby more than fifty percent (50%) of the outstanding voting shares of 3DIcon are held by persons or entities which did not hold voting shares of 3DIcon before said transaction. 3DIcon has been provided with written notice and not less than fifteen days opportunity to cure. In the event of a termination of Employee’s employment by him with Good Reason, 3DIcon shall pay to Employee, in a lump-sum within ten days of the date of termination, the Accrued Obligations.

   (c) Severance Pay.  3DIcon shall pay Employee severance pay only under the terms and conditions of this Section 7(c).

(i) In the event Employee separates from employment with 3DIcon by Employee’s voluntary notice under Section 7(iii) or by 3DIcon’s decision under Section 7(iv), Employee shall be entitled to no severance pay or benefits hereunder.

(ii) In the event Employee separates from employment with 3DIcon under Sections 7(i) or 7(ii), or by 3DIcon’s voluntary notice under Section 7(iii) or by Employee’s timely decision due to the actual occurrence of one or more of the grounds stated in Section 7(v), Employee shall, upon execution of 3DIcon’s standard form separation agreement (which includes but is not limited to a General Release of 3DIcon and its officers, directors and agents, from any claims you might have against any of them), be entitled to severance pay hereunder as follows: during a period equal to the greater of the number of months remaining on the one-year employment Term then in effect or six months, 3DIcon shall pay Employee an amount per month, on 3DIcon’s regular paydays and subject to mandatory withholdings, equal to Employee’s regular monthly salary at the time of separation.

8. Resignation From All Positions Upon Notice of Termination. In the event of the termination of Employee’s employment other than due to death, Employee hereby resigns from all other positions held by him with 3DIcon, including without limitation any position as a director, officer, agent, trustee or consultant of 3DIcon or any affiliate of 3DIcon, effective on the date of notice of termination of employment by 3DIcon or Employee. Neither stock ownership nor the holding of an office at 3DIcon shall constitute a right to employment hereunder.

9. Covenant Against Competition. Employee acknowledges that the services he is to render are of a special and unusual character with a unique value to 3DIcon, the loss of which cannot adequately be compensated by damages in an action at law. In view of the unique value to 3DIcon of the services of Employee and because of the Confidential Information to be obtained by or disclosed to Employee, as set forth above, Employee covenants and agrees that during Employee’s employment and for a period of two years after termination of his employment for any reason, voluntarily or involuntarily, he will not, except as otherwise authorized by this Agreement, compete with 3DIcon or any affiliate of 3DIcon.

For purposes of this Section 9: (i) the term “compete” means engaging (other than as a passive investor) in the business of three dimensional image capture, communication, transmission or display in a market which directly competes with the products, services or licenses offered by 3DIcon or its affiliates, including without limitation, as a proprietor, partner, active investor, shareholder, director, officer, employee, consultant, independent contractor, or otherwise; provided, that Employee may work for a branch or division of another entity so long as the employment responsibilities or activities of Employee do not compete with 3DIcon or its products, services or licenses.

10. D&O Insurance and Indemnification. 3DIcon shall indemnify Employee, and hold him harmless, to the maximum extent permitted under law, if he is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of 3DIcon, solely by reason of the fact that Employee is or was a director, officer, employee or agent of 3DIcon, or is or was serving at the request of 3DIcon as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement. In addition, 3DIcon will, within sixty days following the Commencement Date, secure comprehensive directors and officers’ liability insurance with a reputable company for the benefit of Employee.

11. Additional Important Terms and Conditions of Employment.

(a) Waiver. A party’s failure to insist on compliance or enforcement of any provision of this Agreement shall not affect the validity or enforceability or constitute a waiver of future enforcement of that provision or of any other provision of this Agreement by that party or any other party.

(b) Governing Law. This Agreement shall in all respects be subject to, and governed by, the laws of the State of Oklahoma without giving effect to its conflict of laws principles.

(c)  Severability. If for any reason any Section, term or provision of this Agreement is held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed and enforced as if such provision had not been included herein and all other valid provisions herein shall remain in full force and effect.

(d) Notice. Any and all notices and other communications required or permitted herein shall be in writing and deemed delivered if delivered personally, or sent by recognized overnight courier or registered or certified mail to 3DIcon at its principal place of business, or to Employee at the address hereinafter set forth following Employee’s signature, or at such other address or addresses as either party may hereafter designate in writing to the other, except that such notice of change of address will only be effective upon receipt.

(e) Amendments. This Agreement may only be amended in a written agreement expressly stating that it is an amendment to this Agreement signed by 3DIcon and Employee. This Agreement may not be amended by a course of conduct of the parties.

(f) Entire Agreement. This Agreement contains the entire agreement and understanding by and between Employee and 3DIcon with respect to the employment of Employee with 3DIcon, and no prior representations, promises, agreements, or understandings, written or oral, with respect to such employment, which are not expressly set forth in this Agreement, shall be of any force or effect.

(g) Burden and Benefit. This Agreement may not be assigned by Employee. This Agreement, together with any amendments hereto, shall be binding upon 3DIcon’s successors and assigns and will inure to the benefit of Employee’s estate, heirs and personal representatives.

(h) Headings. The various headings in this Agreement are inserted for convenience only and are not part of the Agreement.

(i) Arbitration and Injunctive Relief by 3DIcon. In the event that any dispute arises among the parties hereto, all parties agree to waive their rights to alternative remedies and, by execution of this Agreement, each party irrevocably and unconditionally submits any differences or disputes existing among them which may arise hereunder to binding confidential private arbitration to be conducted before one arbitrator experienced in commercial matters (or otherwise acceptable to the parties) pursuant to the rules of the American Arbitration Association (“AAA”) for the arbitration of commercial dispoutes, in accordance with the comprehensive rules and procedures of AAA, including the internal appeal process provided for in Rule 34 of the AAA rules with respect to any initial judgment rendered in an arbitration. Any such arbitration proceeding shall take place in Tulsa, Oklahoma before a single arbitrator (rather than a panel of arbitrators). All such controversies, claims or disputes shall be settled in this matter in lieu of any action at law or equity; provided, however, that nothing in this section shall be construed as precluding 3DIcon from bringing a claim for injunctive relief or other equitable relief. The parties agree that the arbitrator shall have no authority to award any punitive or exemplary damages and waive, to the full extent permitted by law, any right to recover such damages in such arbitration. Each party shall each bear their respective costs (including arbitrator’s, experts’ and attorney’s fees and expenses), and there shall be no award of such fees, expenses or costs. Judgment upon the final award rendered by such arbitrator, after giving effect to the AAA internal appeal process, may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the parties shall keep confidential the existence of the claim, controversy or dispute from third parties (other than the arbitrator), and the determination thereof, unless otherwise required by law or necessary for the business of 3DIcon. The parties agree to abide by all decisions and awards rendered in such proceedings and to waive the appeal thereof to the courts. Notwithstanding any term herein to the contrary, 3DIcon shall be entitled to seek full injunctive and equitable relief in a court proceeding as a result of any alleged violation by Employee of the terms of this Agreement, and Employee hereby consents to personal jurisdiction in any state or federal court located in the Tulsa County, in the State of Oklahoma for the purpose of any such proceeding.

If for any reason this arbitration clause becomes not applicable, then each party, to the fullest extent permitted by applicable law, hereby irrevocably waives all rights to trial by jury as to any issue in any action, proceeding, or counterclaim arising out of or relating to this Agreement , Employee’s employment or any other matter involving the parties hereto.

Employee agrees that the provisions of Sections 5 and 6 of this Agreement are reasonable and necessary to protect the goodwill, confidential information and interests of 3DIcon and consents to the entry of injunctive and such other equitable relief as may be appropriate (without the posting of a bond or other security) in the event of his breach thereof.

IN WITNESS WHEREOF, 3DIcon and the Employee have duly executed this Agreement to be effective as of the day and year first above written.

3DICON CORPORPATION

By:	/s/ Martin Keating,
Martin Keating, Chairman and CEO

EMPLOYEE:

/s/ Vivek Bhaman
Vivek Bhaman

SCHEDULE A:
OTHER BUSINESS ACTIVITIES, BOARDS

Employee shall conclude operations of Nststep Consulting, LLC, within 30 days following the Commencement Date; provided, that such activities shall not interfere with Employee’s performance of his duties under this Agreement.

SCHEDULE B:
PATENTS, COPYRIGHTS, TRADEMARKS, SERVICE MARKS, TRADENAMES AND OTHER INTELLECTUAL PROPERTY OWNED BY EMPLOYEE ON THE COMMENCEMENT DATE

Employee neither owns nor holds any interest or claim in any intellectual property, incluing without limitation patents, trademarks, service marks, copyrights, trade names, or applications for the same, with the sole exception of the tradename, Nxtstep Consulting, LLC.

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